SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------




                                    Form 8-K




                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         Date of Report: April 26, 2004
                        (Date of earliest event reported)




                          Pre-Paid Legal Services, Inc.
             (Exact name of registrant as specified in its charter)



                          (Commission File No. 1-9293)





          Oklahoma                                       73-1016728
(State or other jurisdiction                (I.R.S. Employer Identification No.)
      of incorporation)


      One Pre-Paid Way
        Ada, Oklahoma                                      74820
(Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code:  (580) 436-1234







Item 7.    Financial Statements and Exhibits

         The following exhibits are included with this report:

Exhibit No.                     Description


99.1                            Company Press Release dated April 26, 2004



Item 12. Results of Operation and Financial Condition

     On April 26, 2004, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended March 31, 2004. A copy of the release is included as an exhibit to this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               PRE-PAID LEGAL SERVICES, INC.


                               By: /s/ Randy Harp
                               ------------------------------------------------
Date:  April 26, 2004          Randy Harp, Chief Operating Officer








                                INDEX TO EXHIBITS

  Exhibit No.                  Description

  99.1                         Company Press Release dated April 26, 2004




For Release 8:30 am Eastern                      Company      Steve Williamson
Monday, April 26, 2004                           Contact:        (580) 436-1234


               Pre-Paid Legal Announces First Quarter 2004 Results

     ADA, OK, April 26, 2004 - Pre-Paid Legal Services, Inc. (NYSE:PPD), today announced results for the first quarter ended March 31, 2004. Net income for the first quarter of 2004 decreased 12 percent to $10.6 million from $12.0 million for the prior year's first quarter primarily due to after-tax losses of $3.2 million related to the sale of more than 91,000 Identity Theft Shield memberships in the 2004 first quarter period compared to none in the 2003 comparable period. These after-tax losses are created since the Company advances significant commissions at the time a membership is sold and are expensed during the first month of the membership. Since approximately 95% of membership fees are collected on a monthly basis, a significant cash flow deficit and after-tax loss is created at the time a membership is sold. This deficit and loss are reduced as monthly membership fees are remitted and no additional commissions are paid on the membership until all previous unearned advance commission balances have been fully recovered. Diluted earnings per share decreased 6 percent to 63 cents per share from 67 cents per share for the prior year's comparable quarter due to decreased net income of 12 percent partially offset by an approximate 7 percent decrease in the weighted average number of outstanding shares. Membership revenues increased 6 percent to a record $86.8 million from $81.5 million for the same period last year.

     Net cash provided from operating activities for the 2004 quarter decreased 16 percent to $17.0 million from $20.3 million for the 2003 quarter due to the approximate $5.6 million negative cash flow resulting from sales of Identity Theft Shield memberships during the 2004 first quarter. At March 31, 2004, the Company had cash and investment balances exceeding $47 million after spending $9.2 million during the first quarter of 2004 to repurchase 375,500 shares of its stock at an average share price of $24.49. At March 31, 2004, the Company had $19.4 million outstanding of the $25 million previously announced stock purchase line of credit and $19.2 million of its $20 million line of credit for its new office construction. Further purchases of common stock are currently precluded by the Company's agreement with its bank lenders until the stock purchase line of credit is repaid. The Company has asked its lenders to consider additional funding or modification of the existing covenants in order to continue its treasury stock purchases.

     First quarter 2004 membership fees increased from the 2003 fourth quarter to $86.8 million vs. $84.2 million. Associate services revenue increased during the 2004 first quarter from the 2003 fourth quarter by approximately $753,000. Associate services and direct marketing expenses also increased by $494,000 from the 2003 fourth quarter. Membership benefits totaled $29.3 million in the first quarter of 2004 compared to $28.2 million for the 2003 fourth quarter and represented 34% and 33% of membership fees for the respective periods. Commissions to associates per new membership sold during the respective quarters were $180 per membership for the 2004 first quarter compared to $198 for the 2003 fourth quarter. General and administrative expenses during the 2004 first quarter were $10.0 million compared to $9.9 million for the 2003 fourth quarter and represented 12% of membership fees for both periods.

     Commenting on the first quarter highlights, Harland C. Stonecipher, Chairman and Chief Executive Officer of Pre-Paid Legal Services, Inc. said, "This 2004 first quarter is the best quarter in our more than 30 year history in terms of membership revenues. The sale of the 91,000 Identity Theft memberships in the quarter is a strong positive. Since these Identity Theft memberships, as most of our legal plan memberships, are marketed to be collected on a monthly basis, we should experience an improved revenue stream in the future against which all advance commissions have been paid and expensed."

     The Company will conduct a conference call to present the first quarter results on Wednesday, April 28, 2004 at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (913) 981-5519. Audio replay will be available beginning at 11:30 a.m. Eastern Time on April 28, 2004 and will run through midnight Thursday, May 6, 2004 by dialing (719) 457-0820; passcode for the replay is 241205. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

     The Company expects to file its quarterly report on Form 10-Q for the three months ended March 31, 2004 before the conference call.

About Pre-Paid Legal Services
     Pre-Paid Legal Services develops and markets legal service plans across North America. The plans typically provide for legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. More information can be located at the Company's homepage on the worldwide web at http://www.prepaidlegal.com.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to the Company's business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-K and Form 10-Q, and include the risks that the Company's membership persistency or renewal rates may decline, that the Company may not be able to continue to grow its memberships and earnings, that the Company is dependent on the continued active participation of its principal executive officer, that pending or future litigation may have a material adverse effect on the Company if resolved unfavorably to the Company, that the Company could be adversely affected by regulatory developments, that competition could adversely affect the Company, that the Company is substantially dependent on its marketing force, that the Company's stock price may be affected by short sellers and that the Company has been unable to increase significantly its employee group membership sales. Please refer to pages 39 and 40 of the Company's 2003 Form 10-K for a more complete description of these risks. The Company undertakes no duty to update any of the forward-looking statements in this release.


PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

             (Dollars and shares in 000's, except per share amounts)

                                                                            Three Months Ended
                                                               -------------------------------------------
                                                                        March 31              December 31
                                                                   2004          2003            2003
                                                               ------------  ------------    -------------
Revenues:
  Membership fees...........................................   $    86,750   $    81,547     $      84,199
  Associate services........................................         6,557         7,537             5,804
  Other.....................................................         1,302         1,236             1,324
                                                               ------------  ------------    -------------
                                                                    94,609        90,320            91,327
                                                               ------------  ------------    -------------
Costs and expenses:
  Membership benefits.......................................        29,286        26,725            28,894
  Commissions...............................................        29,272        28,178            30,412
  Associate services and direct marketing...................         7,603         7,059             7,109
  General and administrative................................        10,046         7,993             9,894
  Other, net................................................         2,185         1,993             2,290
                                                               ------------  ------------    -------------
                                                                    78,392        71,948            78,599
                                                               ------------  ------------    -------------

Income before income taxes..................................        16,217        18,372            12,728
Provision for income taxes..................................         5,595         6,338             4,336
                                                               ------------  ------------    -------------
Net income..................................................   $    10,622   $    12,034     $       8,392
                                                               ------------  ------------    -------------

Basic earnings per common share.............................   $     .63     $     .67       $       .49
                                                               ------------  ------------    -------------
Diluted earnings per common share...........................   $     .63     $     .67       $       .49
                                                               ------------  ------------    -------------

Weighted average number of shares, as adjusted:
    Primary.................................................        16,751        18,039            17,161
                                                               ------------  ------------    -------------
    Diluted.................................................        16,825        18,055            17,278
                                                               ------------  ------------    -------------

Net cash provided by operating activities...................   $    16,968   $    20,272     $      12,325
                                                               ------------  ------------    -------------
Net cash used in investing activities.......................   $    (4,650)  $    (6,001)    $     (16,767)
                                                               ------------  ------------    -------------
Net cash used in financing activities.......................   $   (13,526)  $   (18,062)    $      13,412
                                                               ------------  ------------    -------------

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